Exhibit 10.08

                                  May 28, 1999

Mr. Alan Luckett
Hispano Television Ventures, Inc.
2426 Arbuckle Court

Dallas, Texas  75229


     Re:  Loan Agreement, dated May 28, 1999, by and among
          Hispano Television Ventures, Inc. and certain Investors named therein


Dear Alan:

     In connection with the above referenced agreement (the "Loan Agreement"), this letter confirms that I am the sole shareholder of ATN Network, Inc., a Texas corporation ("ATN"), having acquired the shares by assignment from Don Shelton, Randy Moseley, Jerald Powell and Judy L. Bryant in December 1998. To avoid legal action by me against the other shareholders for misrepresentation in connection with my original investment in ATN, the prior shareholders of ATN conveyed all the common stock of ATN to me at that time. I have furnished to you original stock certificates endorsed in blank by all the prior shareholders as evidence of the foregoing.

     Also accompanying this letter is an Assignment Separate from Certificate conveying all of the issued and outstanding shares of ATN's capital stock to Hispano Television Ventures, Inc. ("HTV"). This delivery is being made in consideration for the issuance to me of 1,066,667 shares of HTV's common stock pursuant to Section 4.01(f) of the Loan Agreement. In connection with such issuance, I agree to be bound as though I were a "Principal" to the covenants and agreements of the "Principals" set forth in Sections 5 and 6 of the Loan Agreement relating to the election of directors of HTV and restrictions on transfers of my shares of common stock of HTV; provided, however I intend to transfer 533,333 of my HTV shares to Mr. Donald B. Sallee at the earliest date possible. My transfer to Mr. Sallee will be subject to his agreement to be similarly bound by Sections 5 and 6 of the Loan Agreement.

     Except for my intended transfer to Mr. Sallee, I represent to HTV that I am acquiring its shares of common stock for my own account for the purpose of investment and not with a view to or for sale in connection with any distribution of the shares. I further understand that the HTV shares have not been registered under the Securities Act of 1933, as amended, and that my certificate and Mr. Sallee's certificate for the HTV shares will bear a legend to that effect.

                                   Sincerely,

                                   /s/ Bob J. Bryant

                                   Bob J. Bryant

cc:  Doug Miller